                                                                    Exhibit 99.6

 2KSOUNDS CORPORATION
 21700 Oxnard Street
 Suite 1030
 Woodland Hills, California 91367
 Contact:  Carl Harris, Chief Executive Officer
 (818) 593-2225


 FOR IMMEDIATE RELEASE (#.)

          WOODLAND HILLS, CALIFORNIA - March 27, 2003 - 2KSOUNDS CORPORATION (the "Company") (OTC-BB: TWOK), announced today that the Company's Board of Directors has accepted an offer from Big Interactive Group, LLC to purchase ninety million shares of the Company's common stock from the Company. In addition to the acquisition of stock from the Company, Big Interactive Group, LLC also acquired all of the common stock of the Company held by Michael Blakey and Bruce Gladstone, both Directors of the Company. The combination of these transactions makes Big Interactive Group, LLC the largest shareholder of the Company.

          The Company also announced today that Michael Blakey, Bruce Gladstone, Kenneth Ingber, Mark Jackson, and Lord John Guidon had resigned as Directors of the Company, and that Carl Harris, Bruce Johnson, Shanda Nolan and Tara LaFex had been elected as Directors of the Company. Bruce Gladstone and Kenneth Ingber also resigned as officers of the Company, and the Board of Directors has elected Carl Harris as the new Chief Executive Officer and Bruce Johnson as the new President of the Company.

          According to Carl Harris, "We are thrilled and are looking forward to the challenges ahead, Mr. Johnson and his team bring a wealth of industry knowledge to this situation. We plan to re-establish 2KSOUNDS as a multi-platform vehicle for new stars." The Company may expand into other musical genres, including the Urban, Latino, and Spanish Language Markets and explore other complimentary business. The Company anticipates that it will begin releasing new titles next quarter.

 ABOUT 2KSOUNDS CORPORATION

 2KSounds Corporation is a holding company for its operating subsidiary, 2KSounds, Inc., which is an integrated music company located in Woodland Hills, California. 2KSounds locates and promotes new musical talent, and produces and distributes their music through a variety of methods, including joint ventures with major labels, sub-labeling and partnerships on albums by existing artists. Most significant, 2KSounds has entered into a direct distribution agreement with EMD, a division of EMI, one of the five major worldwide music companies, under which EMD will distribute all of 2KSounds music offerings. The principal executive offices of 2KSounds Corporation are located at 21700 Oxnard Street, Suite 1030, Woodland Hills, California 91367.

 Statements about the company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of
 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

For further information, please contact Carl Harris, Chief Executive Officer of 2KSounds Corporation, at (818) 593-2225; email: carl@2ksounds.com.

                                                                               2